EXHIBIT 10.20

WisdomTree Asset Management, Inc.

245 Park Avenue, 35th Floor

New York, NY 10167

July 25, 2016

David J. Abner

Dear David:

We are pleased that you have accepted the opportunity to work on our behalf in the United Kingdom of Great Britain and Northern Ireland, based in London, for a period of time. This letter will confirm our mutual understanding of the terms and conditions that will apply to your temporary assignment to London, UK and will also serve to amend your letter agreement, dated February 29, 2008 (“Offer Letter”), with WisdomTree Asset Management, Inc. (the “Company”) to the extent the terms of this letter are expressly inconsistent with the terms of the Offer Letter.

I.	Assignment

A.	Position

Your position in London will be the principal executive officer of WisdomTree Europe Ltd. (“WTE”), with the title “Head of Europe”, reporting to the Board of Directors of WTE and to the Chief Executive Officer of WisdomTree Investments, Inc. (“WTI”) or to such senior officer or committee of WTI as the Chief Executive Officer of WTI may designate in writing., with duties and responsibilities as the principal executive officer of WTE. Your employer will remain WisdomTree Asset Management, Inc., but you will be providing services to WTE. This letter does not create a dual, co- or joint employment relationship between the Company and WTE; however, your position may require that you become “co-employed” by WTE, but without remuneration in addition to that specified below. As part of your duties you will be required to undertake reasonable business travel in Europe to perform your job functions, and, in addition, you will be required to travel to the United States on occasion, which is presently expected to be approximately four times a year.

B.	Term

The assignment to London will be effective on the first day in the payroll period immediately following the day you obtain the requisite employment authorization allowing you to work in the United Kingdom (such date, the “Start Date”), and shall last until July 31, 2019 (“Assignment Termination Date”), unless you and the Company agree in writing to end the assignment on a different date. The assignment will be subject to your obtaining the requisite visa, work permit or other employment authorization allowing you to work and reside in the United Kingdom. The Company may at any time, at its sole discretion, discontinue or reduce the length of the international assignment subject to the terms outlined in Section VIII of this letter. The terms and conditions of this letter will only be effective during the period of your assignment.

II.	Compensation

A.	Base Salary

Your base salary will be increased to US$300,000 per annum effective as of the Start Date. Subsequent adjustments to your base salary will be considered at the Company’s sole discretion. You will remain on the United States payroll during the length of your assignment.

B.	Incentive Compensation

You will continue to be eligible for discretionary bonus consideration, in accordance with the Company’s discretionary bonus plan, based on the Company’s performance, WTE’s performance and on your performance as determined by the Company in its sole discretion; however, provided that you remain a full-time employee of the Company (or of WTE), and that you have not given notice of termination of your employment, as of the date the Company pays bonuses to its employees with respect to a fiscal year, your bonus for a fiscal year in which you were on assignment in London shall not be less than US$500,000 (pro-rated for any partial fiscal year in which you were on assignment in London) (the “Minimum Guaranteed Bonus”), payable in cash and equity securities of WTI in February, but no later than March 15th, following the applicable fiscal year, consistent with the Company’s policies and procedures. The portion of the Minimum Guaranteed Bonus for a fiscal year that will be paid in equity securities of WTI shall be determined by the Board of Directors of the Company or its Compensation Committee at its sole discretion, but such portion shall be consistent with the portion awarded to other comparable personnel at the Company as part of their discretionary bonuses and shall also be consistent with any discretionary bonus, if any, awarded to you. The equity award will vest in 3 equal amounts over the course of three years from the date of grant

C.	Special Grant of Restricted Stock

Effective as of the Start Date, WTI, the sole stockholder of the Company, shall award to you a special grant of restricted stock (“Special Grant”). The Special Grant shall be for the number of shares obtained by dividing US$1,200,000 by the per share value of the restricted stock as of the closing of the market on the Start Date, and shall vest in equal annual installments on the first three anniversaries of the date of grant, subject to your continued employment and subject to the terms and conditions of the restricted stock agreement to be issued to you by WTI.

III.	Relocation Benefits and Assistance

You will be eligible for relocation benefits during the term of your assignment as outlined below, provided that you are performing services in accordance with the assignment, this letter or as otherwise directed by the Company.

A.	Relocation Allowance

The Company will provide up to US$25,000 to assist you in moving you and your family from your home location to the new assignment location. The amount is intended to be applied to the following areas:

•	airfares/ground transportation for you and your immediate family members to move from your home location to London;

•	shipment of necessary household goods from your current home location to London;

•	labor costs associated with packing your household goods for shipment to London and for storage in the United States;

•	purchase of necessary household goods for your permanent quarters in London (i.e., for the duration of your relocation by the Company);

•	rental of space for the storage of household goods in your home location that you do not wish to move to London (the coverage of which will be for reasonable and customary household and personal goods); and

•	any temporary housing accommodations for up to fourteen days after your Start Date prior to the move to the permanent quarters, and relocation agent and/or brokerage costs associated therewith.

The above relocation expenses will either be paid to the vendors either directly by the Company or directly by you. In the event that you pay for these authorized expenses, you must submit expense reports together with receipts (or other documentation of such expenses which is reasonably acceptable to the Company) for reimbursement. Any submissions for reimbursement should be made on a timely basis, but in any event no later than February 15th of the calendar year following the calendar year in which the expense is incurred. The relocation benefits provided to you during any calendar year shall not affect the relocation benefits provided to you in any other calendar year and the right to such relocation benefits cannot be liquidated or exchanged for any other benefit. As indicated above, the total payments paid by the Company will not exceed US$25,000. Therefore, please plan your move carefully, particularly, in the areas of shipment of household goods, purchase of household goods (i.e. furniture, appliances, etc.) and storage of household goods.

B.	Work Permits/Visas

If legal work authorization is required, it must be granted before you depart for the United Kingdom. The Company will coordinate assistance for you to obtain the proper work visas/work permits for you and your family. To the extent that you pay any visas or passport filing/application fees personally, you will be reimbursed by the Company.

C.	Housing Allowance

The Company will provide you with assistance in identifying permanent living quarters for you and your family, and, during the term of your assignment, will provide and pay for the rental of an apartment in an area within reasonable commuting distance to the London office, not to exceed GBP15,000 per month (inclusive of utilities), plus the amount of the annual rental increases provided for in the lease agreement for such apartment. If you elect housing which results in a cost in excess of this allowance, you agree to pay the difference.

D.	Present U.S. Principal Residence Arrangements

You are solely responsible for all costs and expenses related to your current residence in the United States, including those relating to maintaining such residence, leasing it or selling it.

E.	Education Costs

For primary and secondary schooling, local public (government funded) schools may not meet the needs for an education process which will prepare your children for re-entry into your local U.S. school system. The Company will pay the cost of private schooling for the local UK international schools that are adequate in the opinion of the Company, up to an aggregate of GBP72,000 per school year for all of your children, and, in addition, the Company will pay the cost of the annual, reasonable cost increase to such tuition(s), if any, imposed by such private school(s). If you arrange for private schooling in excess of this, the difference in cost will be your responsibility.

F.	Cost of Living Adjustment (COLA)

You will be provided with an annual stipend, in an amount as determined by BDO USA LLP, as a cost of living adjustment (“COLA”), payable in equal monthly installments beginning with the month you move into your permanent residence in London. This COLA is intended to compensate you for differences in living costs and the value of currency in London. On an annual basis, the Company will use data and indices provided through BDO USA LLP to review the COLA amount and will increase the COLA in the event the Company determines that it should be revised upwards.

G.	Home Leave

The Company will pay the premium coach-class round-trip airfare for you and your family in London to visit the U.S. twice during each twelve-month period. Note that except with respect to travel on Company business, you must use accrued vacation to the extent you are out of the office.

H.	Emergency Leave

The Company will pay for a premium coach-class round-trip airfare for you and your family (if necessary) to fly to the United States in the event of a medical emergency concerning, or death of, an immediate family member (i.e., grandparent, parent or sibling) of yours or your spouse.

IV.	Other Benefits

A.	Vacation/PTO

Your personal leave benefits will remain the same as present.

B.	Medical Benefits

Medical benefit coverage for you and your immediate family will be provided during the international assignment. These benefits will be similar to those provided under the current medical benefit program for employees stationed in New York.

V.	Tax Matters

A.	Tax Preparation

The Company will secure and pay for the services of BDO, USA LLP (“BDO”) to prepare your U.S. and host country income tax returns for the tax years on which you are on assignment in London. It will be your responsibility to provide all information requested by BDO and to ensure that your tax returns are accurate and filed when due. You will be responsible to provide, in a timely manner, all reasonable and necessary information to BDO in the form and manner requested to enable them to prepare your U.S. and host country tax returns, as well as, any other required tax documents. At all times, you will be responsible for the payment of any and all interest or penalties or other assessments associated with untimely or inaccurate submission of data in connection with any tax documentation.

It is understood that BDO will make such elections, deductions and allocations that will minimize the Company’s obligation for reimbursement or tax equalization. The Company reserves the right to review the reconciliation and tax returns with BDO.

Due to the long term nature of your assignment, it is your responsibility to ensure that you will qualify for the foreign earned income and housing exclusions. If you anticipate that you will not be able to meet this requirement, please inform the Company and BDO immediately.

B.	Tax Equalization

The concept of tax equalization is that you will pay approximately no more or less in total taxes than you would have paid in U.S. (including federal, state and local) income tax, Medicare tax and social security tax on stay-at-home income such as the Company compensation (i.e. base salary, incentive compensation, etc.) and personal income as a result of your international assignment. Thus under tax equalization, the Company assumes responsibility for the reimbursement of any “excess U.S. and United Kingdom tax” assessed on income, over and above the “stay-at-home” tax responsibility. Please note, however, that you are solely responsible for any United Kingdom income tax assessed on personal income, including any spousal income. Personal income includes interest, dividends, the gain on stock or option transactions, pension, or the gain resulting from any transaction involving real estate, such as your principal residence, etc.

The benefits of the foreign earned income exclusions and Company-paid foreign tax credits will belong to the Company under the Tax Equalization program.

The tax equalization process works as follows:

During the year, the Company will deduct actual taxes from your compensation. These taxes may include U.S. income tax (federal, state and local income taxes), U.S. Medicare and social security taxes and taxes assessed by any national, local or other applicable authority in the United Kingdom. Since your assignment is a long term assignment, the federal tax assessed on the Company’s income will be minimal, due to the foreign earned income exclusions and foreign tax credits (provided you qualify for those exclusions and credits). Likewise, state and local taxes may be minimal due to foreign earned income exclusions and/or any lack of U.S. permanent residence during your assignment. If you anticipate receiving significant personal income, you should either request that the Company withhold additional tax on any Company compensation or you should pay estimated taxes to the tax authorities directly to avoid interest and penalties assessed on underpayment of estimated taxes.

Your tax equalization calculation will be prepared by BDO after completion of your U.S. income tax returns. This calculation is intended to reconcile any difference between your stay-at-home tax and the actual tax you paid during the tax year. If your actual tax payments exceed your stay-at-home tax, you will be entitled to a tax reimbursement from the Company. If the actual tax payments are less than the stay-at-home-tax, you will be responsible to pay the difference to the Company within 60 days after completion of the tax equalization settlement.

Upon the termination of your assignment, the tax equalization will be annualized and pro-rated based on your actual employment with the Company.

BDO’s services are limited to tax advice directly related to your assignment and do not extend to personal tax advice or financial planning.

C.	Tax Gross-Up Payment for Housing Allowance and Education Costs

The payments to be made to you for a Housing Allowance and Education Costs pursuant to Sections III.C and III.E. (and, if any, non-deductible excess relocation costs pursuant to Section IIII.A) hereof shall be increased by a tax “gross-up” payment to take into account (i) all appliacble federal, state, local and foreign income, employment and excise taxes payable on such amounts, and (ii) the income and employment taxes owing on the “gross-up” payment itself. Such tax gross-up payment shall be made at the same time that payment of the corresponding taxes becoming due.

VI.	PROCESSING AND USE OF EMPLOYEE INFORMATION

During your assignment, the Company will need to process personal data relating to you in order to manage the personal and employment administration spects of your assignment, such as administering payroll, benefits and other services. Therefore, the Company informs you that your personal data including the sensitive data if collected by the Company (the “Data”), which you provided to the Company, or that it otherwise acquired in the course of the ordinary activity, will be processed as necessary for correct execution, management and performance of this letter in force between you and the Company. The Data might be communicated, in connection with the above-mentioned purposes, to the Company, its subsidiaries, affiliates, parent, and/or to third-party service providers which provide assistance and consultancy or other services to the Company, with particular reference, but without limitation, to accounting, administrative, legal, tax and financial issues. These entities are or may be located outside of the European Union. Such data processing will be performed by means of either manual, electronic or network instruments, or in any other manner that can ensure a safe processing and avoid any unauthorized access. Your personal data will be kept secure and confidential in accordance with company policy and applicable law. By executing this letter, you expressly authorize and consent to the exports of your Data, even to jurisdictions with data law protections not considered “adequate” in the country of your assignment, and expressly authorize the transfer, also in non-European Union countries, of your Data to the Company, its subsidiaries, affiliates, parent, and/or third parties indicated above for the purposes listed in this Section. The Company will regularly update your Data with your assistance and at your request. You will retain the right of access to your Data and the right to have incorrect Data corrected. The Data provided will not be used for any marketing purposes.

VII.	Code of Conduct; and Compliance with Laws

You agree that you are bound by, and during the term of your assignment, will continue to abide by, the provisions of the WTI’s Code of Conduct and Policy Regarding Insider Trading, and the rules, regulations and policies of the Company, in each case as may be amended from time to time.

You also agree that, during the term of your assignment, you will be bound by and abide by the provisions of all applicable company policies, rules and regulations of WTE, as the same may be amended from time to time, to the same extent as if you were an employee of WTE.

VIII.	Termination of Assignment

A.	Repatriation at Expiration of International Assignment

If your international assignment expires at the Termination Date (or such other date as may be mutually agreed upon), you (and your immediate family) will be repatriated to the U.S. at the Company’s expense (however, you (and your immediate family) each shall be solely responsible to obtain and possess a valid passport and any visa that may be necessary so as to enable entry into the U.S.). If your assignment (and employment) does not earlier terminate, and your performance during the assignment has been satisfactory, the Company will, at its sole discretion, seek to identify for you a suitable alternative position in New York; provided, however, that nothing in this letter shall guarantee any position at the Company at the end of your assignment. Such position would be intended to commence within a reasonable period of time following your repatriation to the U.S. If you have been repatriated to the U.S. and, at the sole discretion of the Company, you are not offered a suitable alternative position, your employment with the Company will terminate. The Company will then provide you with the severance benefits set forth in Section VIII.D below. Out-placement services will be provided through a Company-approved vendor.

B.	Early Termination and Termination for Convenience

The Company may terminate the international assignment, at its sole discretion, at any time and for any reason. Any such termination shall be effective from the date the Company tenders written notice to you delivered personally or by mail or facsimile directed to you. For purposes of the benefits set forth in Sections III, IV and V herein, the term of this assignment shall continue for thirty days after the date of such notice.

In the event the Company terminates the international assignment, other than for those reasons set forth in Section VIII.C. below, prior to the expiration of the Assignment Termination Date, you (and your immediate family) will be repatriated to the U.S. at the Company’s expense (however, you (and your immediate family) each shall be solely responsible to obtain and possess a valid passport and any visa that may be necessary so as to enable entry into the U.S.). Upon your repatriation, if at the sole discretion of the Company, you are not offered a suitable alternative position, your employment with the Company will terminate. The Company will then provide you with the severance benefits set forth in Section VIII.D below. Out-placement services will be provided through a Company-approved vendor.

C.	Termination of International Assignment for Cause or Due to Resignation

If you resign your employment with the Company while on your international assignment, or if the Company terminates your employment for “cause” (as defined below), you (and your immediate family) will not be eligible for any repatriation reimbursement from the Company.

If you wish to terminate your employment while on assignment, you are required to give the Company six months’ written notice.

For purposes of this letter, “cause” shall mean any one or more of the following acts or omissions by you: (i) the willful and continued failure to (A) materially perform your duties and obligations under this letter agreement or your Offer Letter or (B) to carry out specific legal directions of a senior officer of the Company or the Board of Directors of the Company or WTE; (ii) the material breach of any provision of this letter agreement or your Offer Letter (including a breach of the representations and warranties made by you in Section 5 of your Offer Letter); (iii) the material failure to comply with the written policies or rules of WTE, WTI or the Company; (iv) the commission of an act or failure to act that involves willful misconduct, bad faith or gross negligence in connection with the business of the Company, WTE or WTI; (v) the commission of any act of fraud, misappropriation, embezzlement or similar willful and malicious conduct against the Company or WTE; or (vi) the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or equivalent conviction or related plea to a felony under the laws of England and Wales.

D.	Severance

If your employment is terminated by the Company (i) during your assignment in London for any reason other than your death or disability or for cause, or (ii) at the expiration of your assignment, as a result of there being no suitable alternative position at the Company at the expiration of the assignment period pursuant to Section VIII.A above, then, provided you enter into a fully effective release agreement in the form prescribed by the Company within 60 days after your last day of employment, (x) the Company will pay, as severance to you (or in the case of your subsequent death, the legal representative of your estate or such other person or persons as you shall have designated by written notice to the Company), an amount equal to sum of: (1) the annual base salary set forth in Section II.A; and (2) the Minimum Guaranteed Bonus set forth in Section II.B (collectively, the “Severance Amount”), and (y) you shall be entitled to accelerated vesting only with respect to the portion of the outstanding unvested equity awards in the Company’s common stock held by you, if any, that would have vested during the twleve-month period immediately following the date of termination. The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve months commencing within sixty days after the date of termination.

Notwithstanding the foregoing, if you breach any of the restrictive covenants in Section 4 of your Offer Letter, all further payments of the Severance Amount shall immediately cease.

E.	Repatriation Assistance

Repatriation to the U.S. shall mean that the Company will provide up to US$25,000 of repatriation assistance to you upon return from the assignment location, which amount shall be increased by the amount of any advance purchase, one-way premium coach-class tickets for your immediate family. This amount is intended to be applied to the following areas:

•	airfares/ground transportation for you to move from London back to New York.Labor costs associated with packing your household goods for shipment to your home location in New York;

•	shipment of necessary household goods from London and from storage in the United States to your home location in New York;

•	any temporary housing accommodations prior to the move to your home location in New York; and

•	brokerage costs associated with finding permanent quarters in New York, if needed.

The above expenses can be paid either directly by the Company to the vendors or paid by you directly. In the event you pay the expenses, you must submit expense reports together with receipts (or other documentation of such expenses which is reasonably acceptable to the Company) for reimbursement.

IX.	Employment at Will

This letter does not constitute a contract or promise of employment for any specific period or duration. Your employment remains at-will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause, subject to the terms of this letter agreement and your Offer Letter.

X.	Miscellaneous

A.	Code Section 409A

Payments and benefits under this letter are intended to comply with Internal Revenue Code Section 409A and applicable guidance issued thereunder (“Section 409A”) or comply with an exemption from the application of 409A and, accordingly, all provisions of this letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding any of the provisions of this letter, neither the Company nor any of its affiliates shall be liable to you for any excise taxes or interest if any payment or benefit which is to be provided pursuant to this letter and which is considered deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Section 409A.

B.	Severability; Governing Law

This letter shall be construed and governed by the laws of the state of New York, without respect to conflicts of law principles. Should any provision of this letter be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, such invalidity or unenforceability shall be stricken and shall not affect the validity of the remainder of this letter, the balance of which shall continue to be binding and enforceable upon you and the Company.

C.	Arbitration of Employment Disputes

The Company and you agree that all disputes between you and the Company relating to your employment (expressly including, but not limited to, claims concerning compensation, benefits or other terms or conditions of employment, discrimination, harassment, and the termination of your employment), this letter or your assignment will be resolved by arbitration as set forth on Appendix A annexed hereto. To the extent that you have or may have legal rights to have your dispute heard by a court in a foreign jurisdiction under the laws of UK you agree that you waive any such rights.

D.	Amendments; Paragraph Headings

This letter may not be amended or modified unless memorialized in writing and signed by both you and the Company. The paragraph headings in this letter are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

E.	Entire Agreements and Survivability

Unless specifically provided herein, this letter agreement, including Appendix A hereto, contains all the understandings and representations between the Company and you pertaining to your assignment, relocation expenses and relation benefits and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to such subject matter; provided, however, that this letter is supplemental to, and shall not supersede (i) your offer letter agreement with the Company, dated February 29, 2008 (which is hereby amended for the term of your assignment to the extent the terms of this letter are expressly inconsistent with the terms of such Offer Letter), or (ii) any non-solicitation, non-compete, non-disclosure, confidentiality or other agreement that you may have signed while employed with the Company or its subsidiaries or affiliates, each of which remains in full force and effect. In addition to this Section X.E, the following paragraphs survive the termination of this letter agreement: Section VI (Processing and Use of Employee Information); Section VII (Code of Conduct and Compliance with Laws); Section VIII (Termination of Assignment); Section IX (Employment at Will), and Section X (Miscellaneous).

You ackwnowledge that the terms of this letter are strictly confidential, and you agree not to disclose, communicate or otherwise publicize the terms to anyone (except for your immediate family, professional advisors and the relevant tax authorities).

I trust that you will find this to be a fair and equitable arrangement. If you have any questions, please feel free to call me. Please acknowledge your acceptance by signing and dating the concurrence box below and returning this letter to me.

Sincerely,

WISDOMTREE ASSET MANAGEMENT, INC.

By:	/s/ Peter M. Ziemba
Name:	Peter M. Ziemba
Title:	EVP-Business and Legal Affairs

I agree to the terms and conditions covering my assignment to London, U.K. as set forth in the above letter of understanding.

/s/ David J. Abner	July 26, 2016
David J. Abner	Date

Appendix A to Relocation Letter

1) Agreement to Arbitrate. You (hereafter referred to as “Employee”) and the Company recognize that differences may arise between them during or following the Employee’s employment by the Company. The Employee understands that by entering into this letter agreement, the Employee anticipates the benefits of a speedy, impartial dispute-resolution procedure of any such differences. As used in this Appendix and its subparts, the “Company” shall refer to the Company and all successors and assigns of either of them.

a) Arbitrable Claims.

i) ALL DISPUTES BETWEEN THE EMPLOYEE (AND HIS OR HER PERMITTED SUCCESSORS AND ASSIGNS) AND THE COMPANY (AND ITS AFFILIATES, STOCKHOLDERS, DIRECTORS, OFFICERS, AGENTS AND PERMITTED SUCCESSORS AND ASSIGNS) RELATING IN ANY MANNER WHATSOEVER TO EMPLOYEE’S EMPLOYMENT BY THE COMPANY OR TO THE TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL DISPUTES ARISING UNDER THIS LETTER AGREEMENT, EMPLOYEE’S OFFER LETTER OR EMPLOYEE’S ASSIGNMENT (COLLECTIVELY, “ARBITRABLE CLAIMS”), SHALL BE RESOLVED EXCLUSIVELY BY BINDING ARBITRATION. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation (including but not limited to claims alleging unlawful harassment or discrimination in violation of Title VII and/or Title IX of the U.S. Code, of the Age Discrimination in Employment Act, of the Americans with Disabilities Act, of state statute, or otherwise), excepting only claims under applicable workers’ compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Except as provided in Section 1(a)(ii), the Arbitrator (as defined below) shall decide whether a claim is an Arbitrable Claim. THE COMPANY AND THE EMPLOYEE HEREBY WAIVE ANY RIGHTS THAT THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

ii) Notwithstanding anything herein to the contrary, the Company may enforce in court, without prior resort to arbitration, any claim concerning actual or threatened unfair competition and/or the actual or threatened use and/or unauthorized disclosure of confidential or proprietary information of the Company. The court shall determine whether a claim concerns actual or threatened unfair competition and/or the actual or threatened use and/or unauthorized disclosure of confidential or proprietary information of the Company.

b) Arbitration Procedure.

i) American Arbitration Association Rules; Initiation of Arbitration; Location of Arbitration. Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA Rules”), except as provided otherwise in this letter agreement. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. This notice shall be provided to the other party within six (6) months of the acts or omissions complained of. Any claim not initiated within this limitations period shall be null and void, and the Company and the Employee waive all rights under statutes of limitation of different duration. The arbitration shall take place in New York, New York.

ii) Selection of Arbitrator. All disputes involving Arbitrable Claims shall be decided by a single arbitrator (the “Arbitrator”), who shall be selected as follows. The American Arbitration Association (“AAA”) shall give each party a list of eleven (11) arbitrators drawn from its panel of employment arbitrators (the “Name List”). Each party may strike up to six (6) names on the Name List it deems unacceptable, and shall notify the other party of the names it has stricken, within fourteen (14) calendar days of the date the AAA gave notice of the Name List. If only one common name on the Name List remains unstricken by the parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the Name List unstricken by parties, Employee shall strike one of the remaining names and notify the Company, within seven (7) calendar days of notification of the list of unstricken names. If, after Employee strikes a name as set forth in the preceding sentence, there is still two or more unstricken names, the Company and the Employee shall alternately strike names (with the Company having the next strike) and notify the other party of the stricken name within seven (7) calendar days, until only one remains. If no common name on the initial Name List remains unstricken by the parties, the AAA shall furnish an additional list or lists, and the parties shall proceed as set forth above, until an Arbitrator is selected.

iii) Conduct of the Arbitration.

(1) Discovery. To help prepare for the arbitration, the Employee and the Company shall be entitled, at their own expense, to learn about the facts of a claim before the arbitration begins. Each party shall have the right to take the deposition of one (1) individual and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. Additional discovery may be had only where the Arbitrator so orders, upon a showing of substantial need. At least thirty (30) days before the arbitration, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the arbitration.

(2) Authority. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator shall have the authority to award equitable relief, damages, costs and fees as provided by the law for the particular claim(s) asserted. The arbitrator shall not have the power to award remedies or relief that a New York court could not have awarded. The Federal Rules of Evidence shall apply. The burden of proof shall be allocated as provided by applicable law. Except as provided in Section 1(a)(ii), the Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this letter agreement and the Offer Letter, including but not limited to any claim that all or any part of any of this letter agreement or the Offer Letter is void or voidable and any assertion that a dispute between the Employee and the Company is not an Arbitrable Claim. The arbitration shall be final and binding upon the parties.

(3) Costs. Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings. If the Arbitrator orders a stenographic record, the parties shall split the cost. Except as otherwise provided in this Appendix, the Employee and the Company shall equally share the fees and costs of the arbitration and the Arbitrator. The reference to “the fees and costs of the arbitration and the Arbitrator” in the preceding sentence is not intended to include the fees and expense of either party’s legal counsel or other advisors, but merely the fees and costs imposed on the parties by the AAA in connection with an arbitration conducted under the auspices of the AAA.

(4) Confidentiality. All proceedings and documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceeding, their counsel, witnesses and experts, the Arbitrator, and, if involved, the court and court staff. All documents filed with the Arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subparagraph concerning confidentiality.

(5) Enforceability. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this letter agreement and to enforce an arbitration award. Except as provided above, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this Appendix.